Exhibit 23.01

Consent of Independent Registered Public Accounting Firm
To Board of Directors

Gen Digital Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-267386, 333-230163, 333-229511, 333-223734, 333-221341, 333-219714, 333-216132, 333-212847, 333-191889, 333-179268, 333-170326, and 333-155266) on Form S-8 and (Nos. 333-238756, 333-221042, 333-214054, and 333-211513) on Form S-3 of Gen Digital Inc. of our report dated May 15, 2024, with respect to the consolidated financial statements of Gen Digital Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Santa Clara, California
May 15, 2024